Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Foundation Medicine Reports Preliminary 2013 Results and Provides 2014 Guidance

Achieves Revenue of Approximately $29 Million and Reports Over 9,000 Clinical Tests in 2013

CAMBRIDGE, Mass. - January 13, 2014 — Foundation Medicine, Inc. (NASDAQ:FMI) today announced preliminary unaudited total revenue of approximately $29 million for the year ended December 31, 2013, as compared to $10.6 million for the prior year. Approximately 3,750 FoundationOne™ clinical tests were reported to ordering oncologists during the fourth quarter of 2013, compared with 2,577 reported in the third quarter of 2013. More than 9,000 FoundationOne clinical tests were reported to ordering oncologists in all of 2013. FoundationOne, the company’s initial clinical product, is a fully informative genomic profile used by oncologists to identify the molecular alterations in a patient’s tumor and match them with relevant targeted therapies and clinical trials.

“The strong clinical adoption in the fourth quarter was driven by our expanding commercial team and the increase in repeat testing in both academic medical centers and in the community setting,” said Michael J. Pellini, M.D., president and chief executive officer, Foundation Medicine. “We are also looking forward to the impact that our new test, FoundationOne Heme, will have in 2014 for patients who are diagnosed with hematologic malignancies and sarcomas, and for pediatric patients.”

The company also highlighted today several other accomplishments in 2013:

•	FoundationOne Heme, the company’s second clinical product, was successfully commercially launched in December. The test was developed in collaboration with Memorial Sloan-Kettering Cancer Center.

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To support clinical adoption and reimbursement efforts, 16 peer-reviewed manuscripts were published in top medical and scientific journals, and more than 40 podium talks and posters were presented at scientific and medical meetings in 2013.

•	The company expanded its operational capacity with a newly constructed laboratory facility in October 2013.

2014 Outlook

The company currently expects to deliver between 22,000 and 25,000 clinical tests in 2014, driven by FoundationOne and FoundationOne Heme, and anticipates 2014 revenue will be in the range of $52 - $58 million. In addition, the company will continue to support the publication of papers and studies targeting the clinical benefits of its products in clinical practice and the solutions those products can provide to the payor community. The company anticipates launching an updated version of FoundationOne with an expanded set of genes for solid tumors in the first half of 2014. In addition, the company plans to introduce new features for its Interactive Cancer Explorer physician portal in the second half of 2014, including outcomes collection capabilities.

Dr. Pellini is scheduled to present at the 32nd Annual J.P. Morgan Healthcare Conference on Wednesday, January 15, 2014 at 8:00 a.m. PST in San Francisco.

Complete quarterly and full year results will be announced during the company’s fourth quarter and fiscal year 2013 financial results call. This press release contains certain unaudited financial results for the company. These unaudited results could change as a result of further review by the company’s management and its independent auditors.

About Foundation Medicine

Foundation Medicine® (NASDAQ: FMI) is a molecular information company dedicated to a transformation in cancer care in which treatment is informed by a deep understanding of the genomic changes that contribute to each patient’s unique cancer. The company’s clinical assays, FoundationOneTM for solid tumors and FoundationOneTM Heme for hematologic malignancies, sarcomas and pediatric cancers, each provide a fully informative genomic profile to identify the molecular alterations in a patient’s tumor and match them with relevant targeted therapies and clinical trials. Foundation Medicine’s molecular information platform aims to improve day-to-day care for patients by serving the needs of clinicians, academic researchers and drug developers to help advance the science of molecular medicine in cancer. For more information, please visit www.FoundationMedicine.com or follow Foundation Medicine on Twitter (@FoundationATCG).

Foundation Medicine® is a registered trademark, and FoundationOneTM is a trademark, of Foundation Medicine, Inc.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the impact of FoundationOne™ Heme, the generation of revenue and the delivery of clinical test reports in 2014, the publication of papers and studies in 2014 demonstrating clinical utility and benefits to the payor community, the 2014 launch of an updated version of FoundationOne™ and a new version of the company’s Interactive Cancer Explorer, and further review of the financial results for the quarter and fiscal year ended December 31, 2013 to be conducted by the company’s management and independent auditors. All such forward-looking statements are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include the risks that Foundation Medicine’s revenue or test projections may turn out to be inaccurate because of the preliminary nature of the forecasts; that FoundationOneTM, FoundationOneTM Heme and any subsequent products may never achieve significant commercial adoption; the company’s expectations and beliefs regarding the future conduct and growth of Foundation Medicine’s business and the markets in which we operate; delays or denials in obtaining coverage and reimbursement decisions for FoundationOne, FoundationOne Heme and subsequent products; the inability of Foundation Medicine to achieve profitability, to compete successfully, to manage its growth, or to develop its molecular information platform; and the risks described under the caption “Risk Factors” in Foundation Medicine’s Registration Statement Quarterly Report on Form 10-Q for the quarter ended September 30, 2013, which is on file with the Securities and Exchange Commission, as well as other risks detailed in Foundation Medicine’s subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Foundation Medicine undertakes no duty to update this information unless required by law.

Media Contact:

Dan Budwick

Pure Communications, Inc.

(973) 271-6085

dan@purecommunicationsinc.com

Investor Contact:

Matt Clawson

(617) 418-2283

ir@foundationmedicine.com

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